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                                                                   EXHIBIT 10(w)

                               EXECUTIVE AGREEMENT

         This Agreement is dated as of August 23, 2000, by and between The MONY Group Inc., a Delaware corporation (the "Company"), The Advest Group, Inc., a Delaware corporation ("Advest") and _______________________ (the "Executive") (the "Agreement Date").

         WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Advest and MONY Acquisition Corp. ("Merger Sub"), dated as of August 23, 2000, pursuant to which Advest will be merged into Merger Sub (the "Merger"); and

         WHEREAS, Executive has rendered valuable services to Advest and its subsidiaries and the Company desires to be assured that Executive will continue rendering such services to Advest and its subsidiaries and Executive is willing to continue to serve Advest and its subsidiaries but desires assurance that he will be protected in the event of certain terminations of employment following the "Effective Time" (as defined in the Merger Agreement) of the Merger. Accordingly, in consideration of the mutual covenants and promises herein, the parties agree as follows.

         Section 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

                  (a) "Cause" shall mean willful misconduct, gross negligence, the conviction of Executive of a criminal offense for violation of the securities laws or involving moral turpitude, or a determination by the Board of Directors of Advest (the "Board") that (i) Executive has or is engaged in the securities industry in any capacity, including as an employee or consultant, that the Board has determined to be materially detrimental to the Company or its business, and Executive has not provided the Board with adequate assurance that he will refrain therefrom after written request from the Board, or (ii) Executive has breached his obligations under Section 7.

                  (b) "Good Reason" shall mean the occurrence of any one of the following events:

                  (i) failure of Executive to continue to be appointed or elected to his position, or a position of comparable seniority as in effect immediately prior to the Effective Time;

                  (ii) assignment to Executive of any duties materially and adversely inconsistent with Executive's position, including status, offices, or responsibilities, or any other action of the Company or Advest that results in a material and adverse change in such position, status, offices, titles or responsibilities or any other material adverse change to the terms and conditions of Executive's employment as they existed prior to the Effective Time;

                  (iii) any material and adverse change in Executive's reporting responsibilities from those in effect immediately prior to the Effective Time;

                  (iv) any material breach by the Company of the provisions of this Agreement;
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                  (v) the Company, Advest or any of their subsidiaries'
         requiring, without written consent of Executive, that Executive be based at any office or location more than 30 miles from his regular place of business as of the Effective Time;

                  (vi) any purported termination of Executive's employment under this Agreement which is not for Cause in strict accordance with this Agreement;

                  (vii) any reduction of Executive's annual base salary below the levels established in the last full fiscal year completed prior to the Effective Time, unless in conjunction with salary reductions applicable to all similarly situated employees; or

                  (viii) any reduction of Executive's MIP Bonus (as defined below) below the amount paid in the last full fiscal year completed prior to the Effective Time, unless total MIP Bonuses paid all executive officers decline and Executive's MIP Bonus as a percentage of that total is at least as high as those paid Executive for that last full fiscal year.

         Notwithstanding the foregoing, "Good Reason" shall not be deemed to occur solely as a result of a change of authority, duties, responsibilities or reporting caused solely by the acquisition of Advest, or Advest no longer being a public company, without any additional action taken by the Company or Advest.

                  (c) "Permanent Disability" means a mental or physical condition which renders Executive permanently unable or incompetent to engage in any substantial gainful activity.

         Section 2. Severance Payments. If within five years after the Effective Time, Executive is terminated by Advest or the Company other than for Cause, or terminates employment for Good Reason, then within seven business days after the date Executive leaves the employment of Advest or the Company (the "Severance Date"), Executive shall receive from Advest a lump sum cash payment equal to the sum of:

                  (a) Executive's annual base salary which is accrued but unpaid as of the Severance Date;

                  (b) that portion of Executive's additional compensation under the Management Incentive Plan maintained by Advest, or any successor plan (the "MIP Bonus") or under any alternative incentive plan which is earned with respect to the fiscal year ending prior to the Severance Date but that is unpaid as of the Severance Date;

                  (c) the product of (i) 100% of Executive's average annual MIP Bonus or alternative incentive bonus for the last three full fiscal years completed prior to the Effective Time multiplied by (ii) a fraction, the numerator of which is the number of days during the period from the first day of the fiscal year in which the Severance Date occurs through the Severance Date and the denominator of which is 365; and

                  (d) the product of (i) 100% of Executive's average annual base salary measured over the last three full fiscal years completed prior to the Effective Time, multiplied by (ii) the fraction, the numerator of which is the number of days during the period from the Severance Date


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through the fifth anniversary of the Effective Time (or the first anniversary of the Severance Date, if greater) and the denominator of which is 365.

         The amounts paid to Executive hereunder shall be considered severance pay in consideration of the past services he has rendered to Advest and in consideration of his continued service to Advest from the date hereof to his entitlement to those payments. Executive shall have no duty to mitigate his damages by seeking other employment. Should Executive actually receive other payments from any such other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

         Section 3. Other Benefits. In addition, if within five years after the Effective Time, Executive is terminated by Advest or the Company other than for Cause, or terminates employment for Good Reason:

                  (a) All options or restricted shares or other rights granted to Executive under any stock option or equity plan or agreement (collectively, "Equity Incentive Awards"), shall immediately and fully vest upon the date of termination, and, in the case of options, shall remain exercisable for not less than 90 days therefrom.

                  (b) Through the fifth anniversary of the Effective Time (or the first anniversary of the Severance Date, if greater), Executive shall also continue to participate in all incentive, savings and retirement plans applicable to Advest employees, and shall continue to receive benefits under all welfare benefit plans, practices, policies and programs (including, and without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel insurance plans and programs) applicable to other senior executives of Advest; provided, however, that any amounts paid under this sentence shall be reduced by any similar benefits earned by Executive as a result of employment by another employer.

                  (c) Executive shall receive additional benefits, over and above that which Executive would normally be entitled to under Advest's Nonqualified Executive PostEmployment Income Plan, or any successor plan or similar nonqualified plan providing post-employment income, equal to the benefits that Executive would have earned under such plans or plans had he accumulated additional years of service through the fifth anniversary of the Effective Time (or the first anniversary of the Severance Date, if greater).

                  (d) The arrangements called for by this Agreement are not intended to have any effect on Executive's participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board from time to time. The payments provided in Section 2 shall be in addition to other payments on severance which Executive may be entitled to under Advest's policies.

         Section 4. Alternative Form of Benefits. Notwithstanding anything to the contrary set forth in this Agreement, if the Company or Advest is otherwise obligated to provide certain benefits under this Agreement, the Company or Advest may elect to provide alternative benefits as follows:

                  (a) If the Company or Advest would otherwise be obligated to alter the vesting or exercisability provisions of any Equity Incentive Awards, in its discretion the Company or Advest may offer to pay to Executive in lieu thereof a lump sum amount equal to the amount, if any, by


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which the market value of the underlying equity as of the date of termination exceeds the exercise price. Executive may accept this offer by the Company or Advest or elect to exercise any rights he may have under the Equity Incentive Awards without modification.

                  (b) To the extent that it would violate applicable law or regulation or the provisions of any incentive, savings or retirement plan or any welfare benefit plan, practices policy or program applicable to Advest employees, the Company or Advest shall be excused from offering Executive participation in such plan, policy or program. In that event, the Company or Advest shall pay to Executive an amount equal to the net after-tax cost that would be incurred by Executive in obtaining comparable alternative benefits. In the case of any benefits receivable under health, life or disability insurance policies, this amount will be deemed to be the net after-tax cost of obtaining such coverage.

         Section 5. Termination Prior to the Effective Time. You hereby agree to continue your employment with Advest through the Effective Time. In the event that prior to the Effective Time Executive is terminated by Advest other than for Cause or terminates employment for Good Reason, and the Effective Time occurs within six months following the date of termination, the provisions of this Agreement will apply as though the termination occurred immediately following the Effective Time.

         Section 6. Additional Payments.

                  (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company or Advest to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  All determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses


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of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(b) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

                  (b) Notification of Claims. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                  (iv) permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on foregoing provisions of this Section 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall


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determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (c) Refund of Claims. If, after Executive's receipt of an amount advanced by the Company pursuant to Section 6(b), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by the Company pursuant to Section 6(b), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         Section 7. Restrictive Covenants.

                  (a) Confidential Information. Executive shall not at any time after termination of employment reveal to anyone other than authorized representatives of Advest or the Company, or use for his own benefit or the benefit of any third party, any trade secrets, customer information or other information that has been designated as confidential by Advest or the Company or is understood by Executive to be confidential, unless such information is or becomes available to the public or is otherwise public knowledge or in the public domain for reasons other than Executive's acts or omissions.

                  (b) Non-competition. During the period commencing on the Effective Time through a one-year period immediately following the termination of employment, unless the Executive is terminated by Advest or the Company without Cause or the Executive terminates employment for Good Reason, the Executive shall not, directly or indirectly, in any capacity, engage in any business in Hartford, Connecticut which is substantially competitive with the business then actively conducted by Advest; provided that the foregoing shall not preclude the Executive from owning stock comprising less than 5% of the stock of a public company.

                  (c) Non-solicitation. During the period commencing on the Effective Time through a one-year period following the termination of employment, the Executive will not directly or indirectly (i) solicit or otherwise induce any person employed by Advest, to terminate his or her employment with Advest, (ii) hire a current Advest employee or field underwriter or (iii) solicit the clients, customers or active prospects of Advest.


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                  (d) Specific Performance and Injunctive Relief. The Executive
agrees that the Company will suffer irreparable injury if the provisions of this
Section 7 are not honored, that damages resulting from such injury will be incapable of being precisely measured, and that the Company will not have any adequate remedy at law to redress the harm which such violation shall cause. Accordingly, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this Section 7, including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Agreement by the Executive.

         Section 8. Term. This Agreement shall continue for a period of five years from the Effective Time. Thereafter, it shall be continued only if Executive and the Company (with the approval of its Board of Directors) mutually agree in writing to extend this Agreement for an additional term. Not less than one year prior to the expiration of the initial term or any extended term of this Agreement, the parties shall meet to discuss whether this Agreement shall be extended beyond that expiration. This Agreement shall terminate earlier: (a) upon the death or Permanent Disability of Executive; (b) prior to the Effective Time, upon the termination of Executive's employment with Advest for any reason (other than a termination covered by Section 5 of this Agreement); or (c) following the Effective Time, upon the termination of Executive's employment with Advest or the Company by Advest or the Company for Cause or by Executive other than for Good Reason. Notwithstanding the foregoing, the provisions of
Section 4 and Section 7 shall continue indefinitely.

         Section 9. Miscellaneous. This Agreement can only be altered by written amendment executed by both parties. Except for Section 7 hereof, any claim controversy arising between the parties shall be settled by arbitration before a New York Stock Exchange panel. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under this Agreement. The decision of the arbitrators shall be final and binding on the Company and Executive, who shall each pay their own legal fees and expenses associated with arbitration and share any arbitration fees. This Agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto. The Company will require any successor corporation to expressly assume the obligations of the Company under this Agreement. This Agreement shall be governed under the laws of the State of Connecticut. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.


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         Section 10. Entire Agreement. From and after the Effective Time, this
Agreement shall set forth the entire understanding of the parties in respect of the subject matter contained herein and shall supercede all prior agreements, arrangements and understandings relating to the subject matter, including without limitation, the Executive Agreement by and between Advest and Executive dated as of September 24, 1998 (the "Advest Agreement") and the Executive Agreement, dated August 23, 2000, between MONY Life Insurance Company ("MONY Life") and the Executive (the "MONY Life Agreement"). Effective as of the Agreement Date, MONY Life and the Executive hereby agree that the MONY Life Agreement is null and void and of no effect ab initio. If the Merger Agreement is terminated without the Effective Time having occurred, then this Agreement shall be null and void and of no effect ab initio, and the Advest Agreement shall continue in effect.

         The parties have signed this Agreement as of the date first set forth above.

The MONY Group Inc.

_____________________________                _________________________________
Chief Executive Officer

The Advest Group, Inc.

_____________________________

Chief Executive Officer



         MONY Life hereby agrees and consents to the provisions applicable to MONY Life set forth in Section 10 of this Agreement as of the day and year first above written, it being understood that MONY Life is not a party to this Agreement for purposes of any other provisions hereof.

MONY LIFE INSURANCE COMPANY


_____________________________


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